UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Integrated Electrical Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 28, 2012

To Our Stockholders:

On behalf of the Board of Directors of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), we cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Tuesday, February 5, 2013 at 10:00 a.m. Eastern Standard Time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. Proxy materials, which include a Notice of Annual Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2012 Annual Report on Form 10-K, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2012.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

James M. Lindstrom
Chairman of the Board,
President and
Chief Executive Officer

INTEGRATED ELECTRICAL SERVICES, INC.

5433 WESTHEIMER, SUITE 500

HOUSTON, TEXAS 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 5, 2013

TO THE STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC.,

Notice is hereby given that the annual meeting of the stockholders of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 on Tuesday, February 5, 2013, at 10:00 a.m. Eastern Standard Time, for the following purposes:

1. To elect five directors to the Company’s Board of Directors to serve until the 2014 annual stockholders’ meeting and until their respective successors have been elected and qualified.

2. To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for fiscal year 2013.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s Common Stock, par value $0.01 per share, at the close of business on December 14, 2012 are entitled to notice of, and to vote at, the meeting with respect to all proposals.

We urge you to promptly vote your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card by mail in the enclosed envelope, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote your shares in person on all matters brought before the meeting.

By order of the Board of Directors

Gail D. Makode
Senior Vice President, General Counsel and
Corporate Secretary

Greenwich, CT
December 28, 2012

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be Held on February 5, 2013.

The Proxy Statement and 2012 Annual Report on Form 10-K are Available at http://annualmeeting.ies-corporate.com.

INTEGRATED ELECTRICAL SERVICES, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2013 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2013 annual meeting of stockholders (the “Annual Meeting”) of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, February 5, 2013. The Annual Meeting will be held at 10:00 a.m. Eastern Standard Time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

WHAT DATE WILL THE PROXY STATEMENT FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which this proxy statement and the accompanying materials were first sent or given to stockholders was December 28, 2012.

WHO IS SOLICITING MY VOTE?

The accompanying proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the Company’s common stock, par value $0.01 per share (“Common Stock”).

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company.

HOW MANY VOTES DO I HAVE?

Each share of the Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting.

HOW DO I VOTE?

You may vote by signing, dating and returning the enclosed proxy card in the enclosed envelope.

You may also vote by using a toll-free telephone number or the Internet. Instructions for telephonic or internet voting appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available.

Votes submitted by mail, telephone or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; if no direction is indicated, your shares will be voted in favor of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Notices to us should be directed to Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Ms. Makode at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum.

HOW MANY VOTES ARE REQUIRED TO PASS EACH ITEM?

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2013.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, http://www.ies-corporate.com, which contains additional information concerning the Company’s corporate governance practices. Information on our website is not incorporated by reference herein, unless specifically stated otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 14, 2012, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had outstanding 15,077,740 shares of Common Stock.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of December 14, 2012 by:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	our named executive officers;

•	our current directors and nominees; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 5433 Westheimer, Suite 500, Houston, Texas 77056.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Charles H. Beynon(1)	29,433	*
Joseph L. Dowling III(2)	10,396	*
David B. Gendell(3)	10,031	*
James M. Lindstrom(4)	258,985	1.7%
Donald L. Luke(5)	39,314	*
John E. Welsh III(6)	32,397	*
William L. Fiedler(7)	14,950	*
Terry L. Freeman(8)	26,791	*
Robert W. Lewey(9)	54,250	*
Heather M. Sahrbeck	—	—
Directors and officers as a group (10 persons)	447,306	3.0%
Jeffrey L. Gendell(10)	8,562,409	55.6%
Royce & Associates, LLC(11)	1,488,495	9.7%

*	Less than one percent.

(1)	Includes 22,093 Phantom Stock Units that convert to shares of Common Stock when Mr. Beynon leaves the Board for any reason. Mr. Beynon maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 14, 2012, Mr. Beynon held 1,740 shares of Common Stock in such accounts.

(2)	Includes 10,396 Phantom Stock Units that convert to shares of Common Stock when Mr. Dowling leaves the Board for any reason.

(3)	Includes 10,031 Phantom Stock Units that convert to shares of Common Stock when Mr. Gendell leaves the Board for any reason.

(4)	Includes 8,309 Phantom Stock Units that convert to shares of Common Stock when Mr. Lindstrom leaves the Board for any reason and 200,000 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting, of which 100,000 are vested.

(5)	Includes 31,362 Phantom Stock Units which convert to shares of Common Stock when Mr. Luke leaves the Board for any reason.

(6)	Includes 20,997 Phantom Stock Units which convert to shares of Common Stock when Mr. Welsh leaves the Board for any reason. Mr. Welsh maintains margin security accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 14, 2012, Mr. Welsh held 10,000 shares of Common Stock in such accounts.

(7)	Mr. Fiedler’s employment with the Company terminated on August 31, 2012.

(8)	Mr. Freeman’s employment with the Company terminated on January 20, 2012.

(9)	Includes 25,561 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting, of which 11,019 are vested.

(10)

According to a Schedule 13D/A filed on July 21, 2011, Jeffrey L. Gendell is the managing member of Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM” and together with its affiliates, “Tontine”), the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”). Mr. Gendell is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership(“TMF”). Mr. Gendell is the managing member of Tontine Management, L.L.C., a Delaware limited liability company (“TM”), the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is the managing member of Tontine Asset Associates, L.L.C., a

Delaware limited liability company (“TAA”), the general partner of Tontine Capital Overseas Master Fund II, L.P., a Cayman Islands limited partnership (“TCP2”). Mr. Gendell is the managing member of Tontine Overseas Associates, L.L.C.; a Delaware limited liability company (“TOA”). TCM and TCP share voting and dispositive power of 3,099,291 shares of Common Stock. TMF and TCO share voting and dispositive power of 863,097 shares of Common Stock. TM and TP share voting and dispositive power of 2,637,092 shares of Common Stock. TAA and TCP2 share voting and dispositive power of 1,477,646 shares of Common Stock. TOA has sole voting and dispositive power of 477,367 shares of Common Stock. Mr. Gendell has sole voting and dispositive power of 7,916 shares of Common Stock and shared voting and dispositive power of 8,554,493 shares of Common Stock.

The principal business of TMF, TCP, TP and TCP2 is serving as a private investment limited partnership. The principal business of TCM is serving as the general partner of TCP. The principal business of TCO is serving as the general partner of TMF. The principal business of TM is serving as the general partner of TP. The principal business of TOA is managing its assets. The principal business of TAA is serving as the general partner of TCP2. The address of the principal business and principal office of each of the above entities, as well as Mr. Gendell, is One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

The shares reported herein were purchased with working capital and on margin. The margin transactions are with UBS Securities LLC and were made on such firm’s usual terms and conditions. All or part of these shares may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such bank(s) or brokerage firm(s) to the respective entities reporting the ownership. Such loans bear interest at a rate based upon the broker’s call rate from time to time in effect. Such indebtedness may be refinanced with other banks or broker dealers.

All the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Common Stock reported above for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, or interest in the profits of such entities.

(11)	According to a Schedule 13G filed on January 13, 2012, Royce & Associates, LLC, a New York corporation, whose address is 745 Fifth Avenue, New York, New York 10151, has the sole voting and dispositive power for 1,488,495 shares of Common Stock. The Schedule 13G states that Royce & Associates is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Board has approved a decrease in the size of the Board from six members to five members, effective immediately following the Annual Meeting. As such, if each of the nominees named below is elected to the Board, there will be no vacancies on the Board following the Annual Meeting. Directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Vacancies may be filled by recommendation from the Nominating and Governance Committee and a majority vote by the remaining directors.

It is the intention of the persons named in the accompanying proxy card to vote “FOR” the election of the nominees named below, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

Each of the nominees has consented to being named in this proxy statement and has consented to serve, if elected. If, at the time of or prior to the Annual Meeting, a nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the nominees named herein.

Each nominee with an asterisk next to his name is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ Global Market System (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). After reviewing all relevant facts and circumstances, the Board has affirmatively determined that Messrs. Beynon, Luke and Dowling are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as stockholders and/or directors of the Company. Additionally, the Board has affirmatively determined that Mr. Gendell is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC; however, as Mr. Gendell is an employee of Tontine Associates, LLC, an affiliate of Tontine Capital Partners, L.P., the Company’s majority stockholder and one of the Company’s lenders, the Board has determined that Mr. Gendell does not satisfy the audit committee independence standard set forth in Rule 10A-3 of the Exchange Act. The review was undertaken on an individual director-by-director basis and did not involve a pre-set formula or minimum standard of materiality.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Charles H. Beynon*	Director since 2005

Mr. Beynon, 64, has been an independent consultant since October 2002. From 1973 until his retirement from the firm in 2002, Mr. Beynon was employed by Arthur Andersen & Co, an accounting firm, including 19 years as a partner. He also currently serves as a director of Broadwind Energy, Inc. (a leading provider of component, logistics and services to the wind power and broader energy markets) and is Chairman of its Audit Committee. Mr. Beynon is a Certified Public Accountant. The Nominating/Governance Committee believes that Mr. Beynon’s extensive experience with Arthur Anderson & Co. as an independent auditor as well as his background in corporate finance, financial reporting and tax matters makes him qualified to serve on the Board.

Joseph L. Dowling III*	Director since 2012

Mr. Dowling, 48, is the founder and managing member of Narragansett Asset Management, LLC, a private investment partnership located in Stamford, Connecticut. From its formation in 1998 through 2006, Narragansett managed funds for institutions, pension funds and college endowments; since 2006, Narragansett has focused on managing Mr. Dowling’s personal capital and that of a select group of strategic investors. Prior to forming Narragansett, Mr. Dowling worked at The First Boston Corporation, Tudor Investments, and Oracle Partners, L.P. Mr. Dowling is a member of the Advisory Board of Ferrer Freeman & Company, LLC, a private equity firm providing growth capital to healthcare companies. The Nominating/Governance Committee believes that Mr. Dowling is qualified to serve on the Board given his extensive experience in public and private investing and finance.

David B. Gendell*	Director since 2012

Mr. Gendell, 52, is currently an employee of Tontine Associates, LLC, an affiliate of the Company’s majority stockholder, where he focuses on investment opportunities in industrial, manufacturing and basic materials companies. From 2006 to 2010, he served on the Board of Directors of Neenah Enterprises, one of the largest independent, publicly-traded foundries in the United States. Mr. Gendell has also held senior positions at several venture-backed startups. He was President and Chief Operating Officer of Homserv, LLC, a privately-held data aggregator focused on real estate transactions. Prior to that, he served as President and Chief Operating Officer of Cogent Design Inc., a privately-held practice management software system. He also currently serves on the Board of Advisors of the Duke Global Health Institute. The Nominating/Governance Committee believes that Mr. Gendell is qualified to serve on the Board given his extensive experience in public and private investing and finance.

James M. Lindstrom	Director since 2010

Mr. Lindstrom, 40, has been President and Chief Executive Officer of the Company since October 3, 2011. He previously served as Interim President and Chief Executive Officer of the Company since June 30, 2011. From February 2006 until October 3, 2011, he was an employee of Tontine Associates, LLC, a private investment fund and an affiliate of Tontine. From 2003 to 2006, Mr. Lindstrom was Chief Financial Officer of Centrue Financial Corporation, a regional financial services company and had prior experience in private equity, investment banking and operations. Mr. Lindstrom served as a director of Broadwind Energy, Inc. from October 2007 to May 2010 and has served as a board observer on multiple public and private boards. The Nominating/Governance Committee believes that Mr. Lindstrom is qualified to serve on the Board due to his extensive experience in public and private investing, prior executive roles and the knowledge and experience he brings as the Company’s President and Chief Executive Officer.

Donald L. Luke*	Director since 2005

Mr. Luke, 75, was Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry from 2001 until April 2005. From 1997 to 2000, Mr. Luke was President and Chief Operating Officer of Encompass Services (construction services) and its predecessor company GroupMac. Mr. Luke held a number of key positions in product development, marketing and executive management in multiple foreign and domestic publicly traded companies. Mr. Luke also previously served on the board of directors of American Fire Protection Group, Inc. and currently serves as a director of Cable Lock, Inc., which manages the affiliated Olshan Foundation Repair companies. The Nominating/Governance Committee believes that Mr. Luke is qualified to serve on the Board given his extensive experience as an officer and director of a diverse group of consolidator public companies, including electrical contractors.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is included in the section titled “Executive Officers of the Registrant” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and is incorporated by reference herein.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Meetings

It is the policy of the Board that all directors of the Company attend the Company’s annual meetings. Each of the directors attended the 2011 annual meeting held on February 28, 2012, except Messrs. Dowling and Gendell, who were appointed as directors after the annual meeting.

During fiscal year 2012, there were 14 meetings of the full Board (four in person and ten telephonically), and each member of the Board attended at least 75% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served. At regularly scheduled in-person meetings of the Board, Mr. Lindstrom, our Chairman, presided and an executive session was held without him present.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board may do so by writing to Integrated Electrical Services, Inc. Board of Directors, c/o Corporate Secretary, Integrated Electrical Services, Inc., One

Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Stockholders may also communicate directly with individual directors by addressing their correspondence accordingly. Interested parties may make any concerns known to non-management directors by contacting the Company’s Ethics Line at 1-800-347-9550.

The Company has adopted a Code of Ethics for Financial Executives and a code of business conduct and ethics for all directors, officers and employees which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy Manual. Each of these documents can be found in the Corporate Governance section of the Company’s website at http://www.ies-corporate.com. The Manual is also available in print to any stockholder who requests it by contacting Gail D. Makode, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board.” At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

Additional attributes may include a candidate’s character, judgment and diversity of experience, business acumen, ability to act on behalf of all stockholders and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. The Committee also considers diversity of background experience, age and specialized training. While the Nominating/Governance Committee considers diversity, among other factors, when considering potential director nominees, the Board does not have a policy with regard to diversity in identifying director nominees. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC.

When there is an opening or anticipated opening for a director position, Board members are asked to submit recommendations. Outside sources or third parties may be used to find potential candidates and similarly outside sources and third parties may be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be delivered to the Company’s Corporate Secretary at the address set forth below under “Corporate Governance Guidelines”, not later than 80 days prior to the date of the annual meeting. In the event that the date of such annual meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the annual meeting, notice by the stockholder to be timely must be delivered to the Corporate Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the annual meeting was communicated to the stockholders. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns, the name and address of the stockholder, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view of how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found in the Corporate Governance section of the Company’s website at http://www.ies-corporate.com. The guidelines are also available in print to any stockholder who requests them by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance — The Board should have one or more members who are experienced in accounting and finance matters.

Management — In order to oversee the Company’s management team, the Board should have one or more directors who have experience as a Chief Executive Officer, a Chief Operating Officer or possess similar significant operating experience.

Industry Knowledge — While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical relevant industry-specific knowledge.

Long-Range Strategy — In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Track Record — The Board should have one or more members who have achieved prominence and strong reputations in their respective professions.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and NASDAQ.

Leadership Structure and Risk Management

Since the Company’s initial public offering in 1998, with the exception of a ten month period leading up to our reorganization in 2006, the positions of Chairman of the Board and Chief Executive Officer have been separate. Historically, we have considered this to be the appropriate structure for the Company in light of the Company’s widely distributed operations and its operations as a consolidated construction services provider, which requires a continuing effort at integration of operations and strong day-to-day management leadership.

However, with the appointment of Mr. Lindstrom as the Company’s Chief Executive Officer and President in June 2011, following his appointment at Chairman of the Company’s Board of Directors in February 2011, the Company now ascribes to a board leadership structure under which our Chief Executive Officer also serves as the Chairman of our Board of Directors. While we have not historically unified these roles, we believe it is important to maintain the flexibility to have either a combined or a separated structure as circumstances dictate. While each structure has its own unique benefits, currently, we believe that the efficiencies created by a combined position best serve the Company and our stockholders. The combined structure helps to ensure clarity regarding leadership of the Company, allows the Company to speak with one voice and provides for efficient coordination of board action, particularly in times of change. The combination of the Chairman’s ability to call board meetings with the Chief Executive Officer’s intimate knowledge of our business, including our risk management framework, provides a strong structure for the efficient operation of our Board process and effective leadership of our Board overall. This structure also avoids potential confusion as to leadership roles and duplication of efforts that can result from the roles being separated. It also assists our CEO in managing the Company and dealing with third parties more effectively on a day-to-day basis. Prior to his departure from the Board in February 2011, Mr. Michael J. Hall served as the Board’s independent non-executive chairman. Following his departure, our independent directors have not elected a new lead director. Our board regularly reviews all the aspects of our governance profile, including this one, and will make changes as circumstances warrant.

The overall duty of risk identification and management lies with the Board. To assist in this task, the Board utilizes the various Board Committees to review their respective areas of responsibility. The Audit Committee addresses accounting controls and general financial risk, the Nominating/Governance Committee addresses Board composition and internal communication risks, such as ethical issues, and the Human Resources and Compensation Committee addresses workforce risks and pay levels.

Committees

The Board has established the Audit, Human Resources and Compensation, and Nominating/Governance Committees to assist in the performance of its functions of overseeing the management and affairs of the Company. The Audit, Human Resources and Compensation, and Nominating/Governance Committees are composed entirely of independent directors under current NASDAQ standards, have written charters, and have the authority to retain and compensate counsel and experts. Copies of the charters may be found in the Corporate Governance section of the Company’s website, http://www.ies-corporate.com. The charters are also available in print to any stockholder who requests them by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Audit Committee

The Audit Committee, which met nine times during fiscal year 2012, is comprised of Messrs. Beynon (Chairman), Dowling and Welsh. Pursuant to its written charter, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s preparation, and the integrity of the Company’s financial statements;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the Company’s compliance with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

In fulfilling these duties, the Audit Committee generally:

•	reviews the annual financial statements with management and the independent auditor;

•	recommends to the Board whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K;

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reviews with management and the independent auditor the effect of regulatory and accounting initiatives as well as contingent liabilities and off-balance sheet structures, if any, on the Company’s financial statements;

•	reviews with management and the independent auditor the Company’s quarterly financial statements filed in its Quarterly Reports on Form 10-Q;

•	discusses periodically with Company management the Company’s major financial risk exposure and steps implemented to monitor and control the same;

•	reviews major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

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has the sole authority to engage, oversee and evaluate the performance of, and, when the Audit Committee determines it to be appropriate, terminate the Company’s independent auditor, approve all audit engagement fees and terms and approve all significant non-audit engagements, if any, with the independent auditor. The independent auditor reports directly to the Audit Committee;

•	reviews the independence of the independent auditor, giving consideration to the range of audit and non-audit services performed by the independent auditor;

•	reviews periodically (i) the experience, qualifications and performance of the senior members of the Company’s internal auditing team and (ii) the internal audit activities, staffing and budget;

•	reviews significant reports to management, prepared in connection with internal audits and management’s responses;

•	reviews with the independent auditor any problems or difficulties the auditor may encounter and any management letter provided by the auditor and the Company’s response to that letter;

•	advises the Board with respect to the Company’s policies and procedures regarding conflicts of interest and compliance with material laws and regulations;

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reviews legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies; and

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reviews procedures (i) to handle complaints regarding the Company’s accounting practices, internal controls or auditing matters and (ii) to permit confidential anonymous submission to the Audit Committee of concerns by employees regarding accounting or auditing matters.

The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which met five times during fiscal year 2012, is comprised of Messrs. Dowling (Chairman), Gendell and Luke. Pursuant to its written charter, the Human Resources and Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

In fulfilling these duties, the Human Resources and Compensation Committee generally:

•	establishes the Company’s compensation philosophy and ensures that the compensation program is aligned with the Company’s objectives and consistent with the interest of the Company’s stockholders;

•	reviews and approves new compensation plans;

•	evaluates the performance of the Chief Executive Officer in conjunction with the other independent members of the Board and determines the compensation for the Chief Executive Officer;

•	reviews salaries, salary increases and other compensation of executive officers and evaluates the competitiveness of total compensation levels for executives;

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receives recommendations regarding the selection of officers and key employees for participation in incentive compensation plans and regarding the establishment of performance goals and awards for those officers and key employees who participate in such incentive plans;

•	reviews and monitors benefits under all employee plans of the Company;

•	reviews and approves incentive compensation and equity based plans; and

•	evaluates, periodically, compensation paid to outside members of the Board, including monitoring the competitiveness and composition of director compensation.

Additional information on the Human Resources and Compensation Committee’s processes and procedures for considerations of executive compensation are addressed in “Compensation Discussion and Analysis” below.

Nominating/Governance Committee

The Nominating/Governance Committee, which met three times during fiscal year 2012, is comprised of Messrs. Luke (Chairman), Gendell and Welsh. Pursuant to its written charter, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	making recommendations to the Board with respect to the management organization of the Company;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy;

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate; and

•	reviewing and addressing conflicts of interest of directors and executive officers and the manner in which any such conflicts are to be resolved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that is in the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. The policy therefore is not designed to prohibit related person transactions; rather, it is intended to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them.

The policy supplements the provisions of the Company’s Legal Compliance and Conflict of Interest Policy concerning potential conflict of interest situations. With respect to persons and transactions subject to the policy, the procedures for reporting, oversight and public disclosure apply. With respect to all other potential conflict of interest situations, the provisions of the Company’s Legal Compliance and Conflict of Interest Policy continue to apply.

The policy applies to the following persons (each a “Related Person” and, collectively, “Related Persons”):

•	Each director or executive officer of the Company;

•	Any nominee for election as a director of the Company;

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any immediate family member of any of the foregoing persons.

A transaction participated in by the Company with a company or other entity that employs a Related Person or is controlled by a Related Person, or in which a Related Person has an ownership of financial interest material to such Related Person, shall be considered a transaction with a Related Person for purposes of the policy. For purposes of the policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Company participates (whether or not the Company is a party) and a Related Person has a direct or indirect interest material to such Related Person. A transaction in which a subsidiary or any other company controlled by the Company participates shall be considered a transaction in which the Company participates.

Except as otherwise provided in the policy, including any delegation of review and approval authority, (i) any director, director nominee or executive officer who intends to enter into a related person transaction shall disclose the intention and all material facts with respect to the transaction to the Audit Committee of the Board and (ii) any officer or employee of the Company who intends to cause the Company to enter into any related person transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Audit Committee. If a member of the Audit Committee has an interest in a related person transaction and, after such Audit Committee member excusing himself or herself from consideration of the transaction, there would be fewer than two members of the Audit Committee available to review the transaction who do approve the transaction, the transaction shall be reviewed by an ad hoc committee of at least two independent directors designated by the Board (which shall be considered the “Audit Committee” for this purpose).

The Audit Committee will review all related person transactions and approve such transactions in advance of such transaction being given effect. At the discretion of the Audit Committee, consideration of a related person transaction may be submitted to the Board. All related person transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards. The Audit Committee may determine that public disclosure shall be made even where it is not so required, if the Audit Committee considers such disclosure to be in the best interests of the Company and its stockholders.

On December 12, 2007, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Tontine Capital Partners, L.P. (“Tontine”). Tontine, together with its affiliates, owns approximately 57.4% of the Company’s outstanding Common Stock. At that time, Joseph V. Lash, a member of Tontine Associates, LLC, an affiliate of Tontine, was a member of the Company’s Board of Directors. In approving the Note Purchase Agreement, the Board took into account Mr. Lash’s relationship with Tontine and believed that the transaction was in the best interests of the Company and its stockholders.

Pursuant to the Note Purchase Agreement, the Company agreed to sell Tontine $25 million aggregate principal amount of its 11% Senior Subordinated Notes due 2013 (the “Note”). The Note Purchase Agreement contains customary representations and warranties of the parties and indemnification provisions whereby the Company agreed to indemnify Tontine against certain liabilities. The closing of the sale of the Note occurred on December 12, 2007. The Note was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and was sold to Tontine on a private placement basis in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Company issued the Note, which bears interest at 11% per annum on the principal amount from December 12, 2007, payable quarterly in arrears in cash or in kind on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2007. The Note will mature on May 15, 2013. The Company is currently evaluating its options with regard to repayment of the Note, including through a refinancing of the Note prior to or at its maturity.

The Note is an unsecured obligation of the Company and ranks junior to all senior obligations of the Company, including its obligations under the Company’s revolving credit facility with Wells Fargo Bank, National Association (the “2012 Facility”). The Note Purchase Agreement was amended on August 9, 2012 in connection with the Company entering into the 2012 Facility. The amendment did not materially impact the Company’s obligations under the Note Purchase Agreement. As of December 28, 2012, the Company has paid $15 million of the principal on the Note and an aggregate of $9,731,232.88 in interest payments on the Note and $10 million remained outstanding under the Note.

On March 29, 2012, the Company entered into a sublease agreement with Tontine Associates, LLC, an affiliate of Tontine, for corporate office space in Greenwich, Connecticut. The lease extends from April 1, 2012 through March 31, 2014, with monthly payments due in the amount of $6,000. The lease has terms at market rates and payments by the Company are at a rate consistent with that paid by Tontine Associates, LLC to its landlord.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Financial Expert

The Board has determined that each member of the Audit Committee is financially literate, meets the independence requirements of the SEC and NASDAQ and qualifies as an “audit committee financial expert” as defined by SEC rules.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

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The Company maintains the Ethics Line, which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft or discrimination. Complaints are forwarded to the Senior Vice President & General Counsel who, in turn, informs the Audit Committee.

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The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at http://www.ies-corporate.com. A copy of the Code is also available in print to any stockholder who requests it by contacting Gail D. Makode, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc. One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. The Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

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The Audit Committee has established a policy requiring pre-approval by the Audit Committee of all but de minimus use of the independent auditors for non-audit services, with the exception of the following (each of which the Audit Committee has pre-approved):

—	consultation on routine matters (if necessary) in the amount of $50,000, registration statement (if necessary) in the amount of $50,000, tax matters (if necessary) in the amount of $50,000 and EY/online in the amount of $3,500 per fiscal year; provided, however, the Audit Committee must be promptly informed of any of the above uses of the independent auditor.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2012

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2012 with Company management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2013, subject to stockholder ratification.

Members of the Audit Committee

Charles H. Beynon (Chairman)

Joseph L. Dowling III

John E. Welsh III

AUDIT FEES

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2011 and 2012 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2011 and 2012 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2011 and 2012, and (iv) all other products and services it provided during fiscal years 2011 and 2012.

	Fiscal Year 2011	Fiscal Year 2012
Audit	$1,030,000	$1,230,000
Audit Related	-0-	-0-
Tax Fees	27,500	27,500
All Other Fees	-0-	-0-

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Committee

The Human Resources and Compensation Committee (referred to in this section as the “Committee”) of the Board of Directors, which is comprised entirely of independent directors, is responsible for ensuring that the Company’s executive compensation policies and programs are competitive within the markets in which the Company competes for talent and reflect the investment interests of our stockholders. The Committee reviews and approves the compensation levels and benefits programs for Named Executive Officers (“NEOs”).

The Committee has from time to time consulted with Meridian Compensation Partners, L.L.C. (“Meridian”), an independent compensation consultant, regarding specific elements of the Company’s compensation program, such as the competitiveness of the compensation structure and pay levels of the NEOs. In this role, Meridian reports directly to the Committee. The NEOs are the executives who appear in the compensation tables of this Proxy Statement.

The NEOs in this Proxy Statement are:

•	James M. Lindstrom, President and Chief Executive Officer

•	Robert W. Lewey, Senior Vice President and Chief Financial Officer

•	William L. Fiedler, former Senior Vice President and General Counsel

•	Terry L. Freeman, former Senior Vice President and Chief Financial Officer

•	Heather M. Sahrbeck, former Senior Vice President and General Counsel

The Company’s Human Resources Department staff, General Counsel, Chief Executive Officer and controlling shareholder Tontine provide additional analysis and counsel as requested by the Committee. You can learn more about the Committee’s purpose, responsibilities, and structure by reading the Committee’s charter, which can be found in the Corporate Governance section of the Company’s website at http://www.ies-corporate.com.

The following is a more detailed discussion of the results of the actions taken by the Committee in fiscal year 2012 and first quarter of fiscal year 2013 and the reasons for such actions.

Compensation Objectives

All of the Company’s compensation and benefits for the NEOs, as described below, are focused on the primary objectives of attracting, retaining and motivating the highly talented individuals who will engage in the behaviors necessary to enable the Company to succeed while upholding the Company’s values in a highly competitive marketplace.

At the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”), the Company was required, pursuant to Section 14A of the Exchange Act, to seek a non-binding advisory vote of stockholders to approve the compensation awarded to the Company’s NEOs. At the 2011 Annual Meeting, the Company’s stockholders approved, on a non-binding advisory basis, the compensation awarded to the Company’s NEOs for fiscal year 2010, as disclosed pursuant to Item 402 of Regulation S-K. The Committee has considered the result of this stockholder vote in setting compensation policies and making compensation decisions for fiscal years 2011 and 2012. At the 2011 Annual Meeting, the Company’s stockholders also determined, on a non-binding advisory basis, that the stockholder vote on executive compensation should be held once every three years Under the Compensation Committee’s supervision, in fiscal year 2012, we implemented a compensation program, which is comprised of salary, benefits, and incentive opportunity, and is intended to achieve the following objectives:

•	Be competitive. The program design and levels are set considering the practices of similar companies with which the Company competes for talent.

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Drive results. The program emphasizes variable, at-risk incentive award opportunities, which are payable only if specified goals are achieved and include a balance of short-term and long-term incentive opportunities. The largest part of the incentive award for NEOs in fiscal year 2012 was focused on equity grants with short-term or no time-based restrictions and that are based on achievement of critical near-term goals which we believe will significantly impact the long-term performance of the Company. The Company also has in the past provided, and may from time to time in the future provide, long-term equity incentive award opportunities which depend on Company performance and which vest over multiple years. In light of the long-term equity incentive awards that currently remain outstanding for NEOs, and given the current environment, as the Company seeks to stabilize its near-term performance, the Committee believes it is appropriate to offer awards that align the financial incentives of executives with the near-term goals of stockholders. Therefore, we have implemented an incentive program that provides opportunities for discretionary equity awards based on achievement of critical near-term goals, long-term equity incentive awards and annual cash incentive awards based on individual and Company performance. In total, these at-risk incentives traditionally represent approximately 60%-75% of the NEOs’ targeted total direct compensation, with base salary representing the remaining 25-40%.

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Reward individual performance. Salary, annual cash incentive awards and equity incentive awards are based on an individual’s job level and performance against specified financial, operational, strategic or safety goals (as appropriate to the individual’s position). The Committee also considers Company performance, the desired pay relationships among executive employees and market practices.

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Emphasize stock ownership. Incentive awards are delivered as equity and/or cash awards to senior executives. The Board of Directors has established stock ownership guidelines for the NEOs to encourage managing from a stockholder’s perspective. The NEOs are expected to own Common Stock with a value equal to between two to three times their annual base salaries. For additional information, please see “Executive Stock Ownership Guidelines” below.

The Committee believes these principles will reward and incentivize management to deliver on near-term and long-term business objectives and increase stockholder value over time, while helping the Company attract and retain top executive talent.

Compensation Elements

Presented below are the key characteristics of the primary elements of the NEOs’ compensation.

Compensation Element	Key Characteristics
Base Pay (Fixed)	• Fixed component of pay based on an individual’s skills, responsibilities, experience and performance.

• NEOs, as well as all other salaried employees, are eligible for annual increases based on performance and/or changes in job responsibilities.

Annual Incentive Award (Variable “at-risk”)	• Variable component of pay; may include cash and/or equity.

• Reward for achieving specified financial, operational, strategic, safety and individual goals.

Short-term Incentives (Variable “at-risk”)	• Variable component of pay; may include cash and/or equity.

• Reward for achieving critical near-term business goals.

Executive Benefits &Perquisites	• NEOs are eligible to participate in certain programs that are part of our broad-based total compensation program. For additional information, please see “Perquisites” below.

Other Benefits(Health and welfare)	• NEOs are eligible to participate in benefits programs that are available to substantially all salaried employees which provide for basic life, disability and health insurance needs.

Compensation elements are either cash-based, partly or solely equity-based (and have a value which is at least partly related to the price of the Company’s Common Stock) or are comprised of other benefits.

Market Benchmarking

The Company benchmarks its executive compensation programs against those of a group of companies with which the Company competes for executive talent (the “Survey Group”). The Survey Group was revised in 2010 and is compiled based on input from Meridian. The composition is reviewed by the Committee annually and consists of thirteen “Industry Peer Group” and “General Industry” companies. They were selected from the electrical contracting services industry as well as other construction-related industries, as the Company competes across industries for executive talent. The companies comprising the Survey Group are:

•	Comfort Systems U.S.A., Inc.

•	Dycom Industries, Inc.

•	MasTec, Inc.

•	Pike Electric Corporation

•	Furmanite Corp.

•	Englobal Corp.

•	Matrix Service Company

•	Team, Inc.

•	Aegion Corporation

•	Powell Industries

•	MYR Group

•	Primoris Services Corp.

•	Willbros Group, Inc.

The Committee, in developing total compensation for each executive officer, considers the median compensation levels of the Survey Group for similar jobs giving due consideration to individual elements. An individual executive’s base salary, annual cash incentive and equity incentives are established after considering the following factors:

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The Company’s performance against financial measures, including net income, earnings before interest and taxes, total stockholder return, revenues, cash flow, operating income, cost management discipline and safety performance.

•	The Company’s performance relative to goals approved by the Committee.

•	Individual performance versus personal performance goals and contributions to Company performance.

•	Business climate, economic conditions and other factors.

•	Stockholder input.

The CEO develops pay recommendations for Company executive officers, including the NEOs other than the CEO, based on market data, the Company’s performance relative to goals approved by the Committee, individual performance versus personal goals, individual contributions to the Company’s performance and market conditions. The CEO receives assistance with compensation analysis from the Company’s Human Resources Department as well as the compensation consultant.

The Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the CEO, after receiving advice from the compensation consultant, if appropriate. The compensation consultant provides advice to the Committee after reviewing market data, compensation levels and general trends in executive compensation. The Committee also has discretionary authority to increase or decrease recommended compensation for the CEO.

In addition to benchmarking compensation levels, the Committee also reviews tally sheets for the NEOs, modeling all aspects of compensation (base salary, annual cash incentive awards, short-term equity incentives, benefits and perquisites), which are utilized as the targeted overall compensation level.

Risk Analysis

The Committee analyzes risk with respect to the Company’s compensation programs on an annual basis. The Committee’s risk assessment for fiscal year 2012 concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered the following: (i) balanced performance targets, where no one metric is excessively weighted; (ii) the Company’s “clawback” policy, as described under “Severance and Employment Agreements” below; (iii) the Company’s executive stock ownership guidelines, as described under “Executive Stock Ownership Guidelines” below; (iv) performance metrics that are uniformly applied to executives; and (v) annual incentives that do not allow for unlimited payouts.

Compensation Actions Taken by the Committee based on Fiscal Year 2012 Results

After careful consideration of the Company’s results in fiscal year 2012, the Committee took the following compensation actions during the first quarter of fiscal year 2013:

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Base Salary — The Committee agreed to award targeted salary increases as a reflection of fiscal year 2012 results and a review of market data. These increases included an increase in the CEO’s salary from $390,000 to $500,000 and in the CFO’s salary from $290,000 to $325,000, in each case effective as of January 1, 2013.

•	Annual Cash Incentive Award — The Committee approved annual discretionary awards for the CEO and other NEOs based on fiscal year 2012 results as described below.

Base Pay

The Committee evaluates the CEO’s performance annually in light of established corporate and personal goals and objectives. NEO salary levels and adjustments are recommended by the CEO and reviewed and approved by the Committee. Changes in base salary for the CEO and the NEOs are based on responsibility, the external market for similar jobs, the individual’s current salary compared to the market and success in achieving business results.

Annual Incentive Awards

Fiscal Year 2012 Annual Incentive Plan

On September 28, 2011, the Committee approved the Annual Incentive Plan for fiscal year 2012 (the “2012 Plan”). As with the Annual Incentive Award for fiscal year 2011, the 2012 Plan provides for an incentive compensation pool for certain key employees and officers of the Company, based on specified performance criteria. For fiscal year 2012, the plan was based on achievement of prescribed levels of the Company’s consolidated annual net income, adjusted to exclude income or losses from operations in markets the Company has elected to exit, as more fully described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, or other unusual items as determined by the Committee (the “2012 Adjusted Consolidated Net Income”). Pursuant to the 2012 Plan, Messrs. Lindstrom, Fiedler and Lewey and Ms. Sahrbeck, who replaced Mr. Fiedler as Senior Vice President, General Counsel and Corporate Secretary effective September 1, 2012, were eligible to receive the amounts set forth below if the corresponding levels of 2012 Adjusted Consolidated Net Income were achieved for fiscal year 2012. Incentive awards were to be adjusted ratably for net income amounts that fell between net income levels above $0.6 million, net of incentives paid to all participants, and in the case of Mr. Fiedler and Ms. Sahrbeck, for partial year employment.

	Fiscal Year 2012 Adjusted Consolidated Net Income(1)
Executive	<$0.2 MM	$0.2 MM	$0.6 MM	$0.8 MM	$1.5 MM	>$1.5 MM
James M. Lindstrom	$-0-	$97,500	$195,000	$390,000	$780,000	$780,000
William L. Fiedler(2)	$-0-	$37,500	$75,000	$150,000	$300,000	$300,000
Robert W. Lewey(3)	$-0-	$36,250	$72,500	$145,000	$290,000	$290,000
Heather M. Sahrbeck(4)	$-0-	$22,500	$45,000	$90,000	$180,000	$180,000

(1)	Net of incentives paid to all participants.

(2)	Mr. Fiedler’s employment with the Company terminated on August 31, 2012. Under the terms of the Severance Plan (described below) governing his termination, he was entitled to receive a prorated portion of his annual performance-based awards at the time any such awards were granted to the other NEOs.

(3)	Mr. Lewey assumed the position of Senior Vice President and Chief Financial Officer on January 20, 2012.

(4)	Ms. Sahrbeck assumed the position of Senior Vice President, General Counsel and Corporate Secretary on September 1, 2012 and her employment with the Company terminated on November 1, 2012.

Mr. Freeman, pursuant to his employment agreement with the Company, described further below in “Severance and Employment Agreements”, was entitled to receive a prorated portion of his annual performance based awards at the time any such awards were granted to the other NEOs. The Committee determined that Mr. Freeman’s eligibility for a performance-based award would be based on the 2012 Plan eligibility available to Mr. Lewey, the current CFO.

At the Committee’s discretion, the final awards were subject to adjustment downward or upward in amounts not to exceed 50 percent of the award based upon the individual’s performance considerations. The performance review of Mr. Lindstrom was based upon the attainment of individual goals and objectives established for Mr. Lindstrom as discussed below. The other NEOs were reviewed based upon their performance in assisting Mr. Lindstrom in his efforts. The Committee had the sole discretion to increase or decrease the annual incentive award made to the CEO. The Committee had the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Fiscal Year 2012 Goals and Objectives

On December 5, 2011, the CEO recommended, and the Committee approved, the following goals and objectives to be used by the Committee when determining the discretionary element of the fiscal year 2012 annual incentive awards discussed above. These goals and objectives were established based on three primary factors:

•	Financial Performance.

—	Financial performance measures were based on consolidated annual net income and earnings per share. Primary focus was to return the Company to profitability and to generate appropriate risk-adjusted returns on capital.

—	Financial incentives for NEOs and other corporate executive management were tied to the Company’s consolidated performance. Incentives for other executive officers, managers and operating division personnel were tied to both their respective operating company and/or organizational unit results.

—	Strengthen the Company’s balance sheet.

•	Safety Performance.

—	Safety performance targets were based on the Company’s Total Recordable Incident Rate (TRIR) for the fiscal year.

•

The safety performance targets for NEOs and other corporate executive management were tied to the Company’s consolidated TRIR. Safety performance targets for other executive officers, managers and operating division personnel were tied to the TRIR of both their respective operating company and organizational unit.

—	Maintain and enhance the Company’s safety culture.

•	Business/Personal Objectives.

—	Other performance criteria in the form of personal objectives were established for each executive officer in line with the Company’s fiscal year 2012 plan, including the following:

•	Setting the tone at the top for achieving highest level of ethical conduct

•	Improved financial control environment

•	Leadership/successor development

•	Assure adequate liquidity and risk mitigation to support current operations

Fiscal Year 2012 Annual Incentive Plan Awards

Based on a review of fiscal year 2012 financial results and in light of the disparity between the Company’s negative consolidated net income for fiscal year 2012 and its positive 2012 Adjusted Consolidated Net Income, each as presented in its Annual Report on Form 10-K for the fiscal year ended September 30, 2012, the Committee determined that neither consolidated net income nor 2012 Adjusted Consolidated Net Income accurately reflected its assessment of management performance. The Committee instead identified the following criteria as more relevant to its assessment in the context of management’s primary objective of stabilizing results and returning the Company to profitability: the Company’s progress on critical near-term strategic goals, including refinancing of its credit facility, the Company’s improvement in overall financial performance from the prior fiscal year, and each NEO’s performance against the safety and business/personal objectives outlined above. The Committee then assessed the performance of each of Mr. Lindstrom, Mr. Lewey and Ms. Sahrbeck against the these objectives and determined to award each of them 50% of the maximum eligible award under the 2012 Plan, representing 100% of their target awards, in light of their direct involvement in achieving these objectives and, in particular, the credit facility refinancing, and, in its discretion, the Committee adjusted downward by an additional 50% the awards available to Messrs. Freeman and Fiedler in light of their more limited involvement during the fiscal year in achieving these objectives. As a result, the Committee awarded annual cash incentive awards to Mr. Lindstrom of $390,000, to Mr. Fiedler of $68,750, to Mr. Freeman of $26,847, to Mr. Lewey of $145,000 and to Ms. Sahrbeck of $37,500, reflecting these performance adjustments and a ratable adjustment for partial year employment, in the cases of Messrs. Fiedler and Freeman and Ms. Sahrbeck.

Fiscal Year 2013 Annual Incentive Plan

On December 5, 2012, the Committee approved the Annual Incentive Plan for fiscal year 2013 (the “2013 Plan”). As with the 2012 Plan, the 2013 Plan provides for an incentive compensation pool for certain key employees and officers of the Company, based on specified performance criteria. For fiscal year 2013, the awards may be made either in cash, equity or a combination thereof, at the Committee’s discretion, and are based (1) 75% on achievement of the financial goals outlined below for fiscal year 2013 and (2) 25% on the achievement of the personal goals outlined below for fiscal year 2013. Pursuant to the 2013 Plan, Mr. Lindstrom, Mr. Lewey and Ms. Makode, who assumed the position of Senior Vice President, General Counsel and Corporate Secretary on October 16, 2012, are eligible to receive target awards, respectively, between $0 and a maximum of $500,000, $0 and a maximum of $162,500 and $0 and a maximum of $120,000, corresponding to the level of performance achieved with respect to these goals for fiscal year 2013, with the maximum award representing 100% performance with respect to the financial and personal goals outlined below. The Committee believes that there is a greater than 50% probability that the NEOs will receive the maximum available award under the 2013 Plan.

The performance review of the NEOs is based upon the attainment of individual goals and objectives established as discussed below. The Committee has the sole discretion to increase or decrease the annual incentive award made to the CEO. The Committee has the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Fiscal Year 2013 Goals and Objectives

On December 5, 2012, the CEO recommended, and the Committee approved, the following goals and objectives to be used by the Committee when determining awards under the 2013 Plan.

Financial Goals: Reflecting a primary focus on returning the Company to profitability and generating appropriate cash flow, financial performance measures for NEOs are based (1) 50% on fiscal year 2013 consolidated annual net income and (2) 50% on fiscal year 2013 consolidated annual operating cash flow less capital expenditures. Each such financial measure may be considered on an adjusted basis, in the sole discretion of the Committee, to reflect unusual items during the fiscal year.

Business/Personal Goals: The following business/personal goals and objectives were established for each NEO:

•	James M. Lindstrom

—	Ensure behavior consistent with established values of integrity and safety

—	Oversee acquisition program

—	Further development of the Company’s succession planning program

—	Further development of the Company’s strategic and capital plan and promotion of human capital investment program across the Company

•	Robert W. Lewey

—	Support acquisition program

—	Develop financial and operational targets with divisional leadership

—	Ensure financial reporting integrity

•	Gail D. Makode

—	Further enhancement of the Company’s risk management program and framework

—	Lead governance and legal resources on strategic transactions

—	Promote a culture of integrity, ethics and compliance

Additional Short-Term Incentives

The Company’s compensation program emphasizes variable, at-risk incentive award opportunities, which are payable only if specified goals are achieved and which include both short-term and long-term incentive opportunities. In addition to the annual incentive awards described above, which may take the form of cash or equity, the Company provides short-term equity or cash incentive awards for NEOs based on achievement of critical near-term goals which we believe will significantly impact the long-term performance of the Company. The Company also has in the past provided, and may from time to time in the future provide, long-term equity incentive award opportunities which depend on Company performance and which vest over multiple years. In light of the long-term equity incentive awards that currently remain outstanding, and given the current environment, as the Company seeks to stabilize its near-term performance, the Committee believes it is appropriate to offer additional awards that align the financial incentives of executives with the near-term goals of stockholders. Therefore, we have implemented an incentive program that includes short-term incentive award opportunities, on a discretionary basis, based on achievement of critical near-term goals which drive long-term stockholder value. These awards generally are made in equity form and have short-term or no time-based restrictions to strengthen the alignment of the incentive with achievement of the identified near-term goals.

Fiscal Year 2012 Additional Short-Term Incentives

On August 9, 2012, the Committee approved the grant of phantom stock units (“PSUs”) pursuant to the Company’s 2006 Equity Incentive Plan, as amended and restated (the “Plan”), to Messrs. Lindstrom and Lewey and two other officers. The Committee granted a target amount of 50,000 and 25,000 PSUs to Messrs. Lindstrom and Lewey, respectively, and an aggregate target amount of 15,000 PSUs to the two other officers. These awards were subject to attainment by the Company of a target cash and cash equivalents (including restricted cash and without an adjustment to working capital) balance at fiscal year-end 2012 (a “Cash Target”) of $20 million. Failure to meet a Cash Target of $20 million, but attainment of a Cash Target of $15 million, would result in a 50% payment of the PSUs, and failure to attain a Cash Target of $15 million would result in no payment. Payment of the PSUs would be in the form of an equal amount of shares of the Company’s Common Stock to be vested and delivered on December 6, 2012. As a result of the Company’s attainment of a Cash Target of $20 million, the Committee approved on December 5, 2012 the immediate vesting of 100% of the PSUs on December 6, 2012.

Long-Term Equity Incentives

While the incentive portion of the Company’s compensation program for NEOs is focused primarily on annual cash and discretionary short-term equity incentive compensation due to the Company’s focus on near-term stabilization of performance, the Company maintains a Long-Term Incentive Plan (“LTIP”), which the Company has used to promote long-term performance in the past and may use from time to time in the future. The Company made no grants under its LTIP during fiscal year 2012.

The LTIP was established on November 12, 2007 for certain Company officers and the officers of certain of its subsidiaries to foster and promote the long term financial success of the Company and increase stockholder value by (a) strengthening the Company’s ability to develop, maintain and retain effective senior management; (b) motivating superior performance by means of long-term performance related incentives linked to business performance; (c) encouraging and providing for ownership interests in the Company by its senior management; (d) attracting and retaining qualified senior management personnel by providing incentive compensation opportunities competitive with comparable companies; and (e) enabling senior management to participate in the long-term financial growth and financial success of the Company. To the extent that awards are granted under the LTIP, performance periods will commence on October 1st of each applicable fiscal year. The Committee may, in its sole discretion, establish the duration of any future performance period, provided such period may not be less than one year.

To the extent that new awards are granted under the LTIP, the Committee will establish in writing the performance goals for the next performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, net income, return on total assets, return on gross assets, return on total capital, earnings per share, working capital turnover, economic value added, stockholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, safety performance, customer satisfaction, customer service, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify.

Each executive that participates in the LTIP is entitled to an award each year in which a grant is made based on a percentage of his or her annualized base salary in effect on the first day of the performance period. Up to one half of the award is payable as a retention component in the form of restricted Common Stock, restricted share units, stock appreciation rights or stock options, which vest three years from the grant date or as otherwise set forth in the grant. Upon vesting, retention-based restricted share units are convertible into Common Stock or cash, as determined by the Committee at the time of vesting. The remaining one-half of the award may be in the form of restricted share units or a cash bonus which vesting is based on the achievement of a predetermined performance goal(s) over a prescribed performance period. Upon vesting, such performance-based restricted share units are convertible into restricted Common Stock or the right to receive cash, as determined by the Committee at the time of grant. Restricted Common Stock issued on conversion of performance-based restricted share units vests one year following the end of the performance period. Cash remitted on conversion of performance-based restricted share units is payable to the participants one year following the end of the performance period. All shares of restricted Common Stock, restricted share units, stock appreciation rights and stock options granted under the LTIP are pursuant to the Plan. Upon vesting and delivery of restricted Common Stock or cash, the awardees are taxed at applicable income tax rates and the Company receives a corresponding tax deduction.

The 2010 Retention Grant

For fiscal year 2010, in recognition of the importance of retaining senior management and key personnel and, with the assistance of Meridian, the Committee made grants of restricted Common Stock under the Plan to certain senior management and other key personnel. The grants vest in full on the second anniversary of the grant date. The basis of the grant awards and the selection of participants were to:

•	enhance retention

•	increase stock ownership by senior management and key personnel

•	focus on incentivizing the executives and other key personnel who are critical to leading the Company through this challenging business and operating environment.

On September 28, 2010, the Committee made grants of restricted Common Stock to Messrs. Freeman and Fiedler of 23,500 and 14,200 shares, respectively, as well as 167,900 shares to an additional 20 individuals. Other than those previously forfeited, these shares vested in full on September 28, 2012.

The 2011 LTIP Grant

On December 16, 2010, the Committee made grants of restricted Common Stock to Messrs. Freeman and Fiedler of 12,000 and 10,000 shares, respectively, as well as 178,000 shares to an additional 22 individuals. Unless previously forfeited, these shares vest as to the first one-third on December 16, 2011, as to the second one-third on December 16, 2012 and as to the last one-third on December 16, 2013. Upon their termination of employment with the Company on January 20, 2012 and August 31, 2012, respectively, certain of Mr. Freeman’s and Mr. Fiedler’s outstanding restricted shares were vested, as described under “Option Exercises and Stock Vested in Fiscal Year 2012” below.

The 2011 New Hire Grants

At the time he assumed the position of Interim President and Chief Executive Officer on June 30, 2011, Mr. Lindstrom received a grant of 100,000 shares of restricted Common Stock, which vest in thirds on December 16, 2011, December 16, 2012 and December 16, 2013. On October 3, 2011, when Mr. Lindstrom assumed the position of President and Chief Executive Officer on a permanent basis, he was granted an additional 100,000 shares of restricted Common Stock, which vest in thirds on the first, second and third anniversaries of the grant date. Both grants (together, the “2011 New Hire Grants”) were made under the 2006 Equity Incentive Plan.

The 2012 New Hire Grant

On October 15, 2012, the Committee made a grant of restricted Common Stock to Ms. Makode of 12,500 shares in connection with her appointment as Senior Vice President, General Counsel and Secretary. The grant was made under the 2006 Equity Incentive Plan. Unless previously forfeited, these shares vest as to the first one-third on October 15, 2013, as to the second one-third on October 15, 2014 and as to the last one-third on October 15, 2015.

Compensation and Awards made by the Compensation Committee

Set forth below is information regarding compensation earned by or paid or awarded to the following NEOs during the year ended September 30, 2012: (i) James M. Lindstrom, who is our Chairman, President and Chief Executive Officer; (ii) Robert W. Lewey, who is our Senior Vice President and Chief Financial Officer, (iii) William L. Fiedler, who is our former Senior Vice President, General Counsel and Corporate Secretary; (iv) Terry L. Freeman, who is our former Senior Vice President and Chief Financial Officer and (v) Heather M. Sahrbeck, who, during part of fiscal year 2012, was our Senior Vice President and General Counsel. Information relating to fiscal year 2012 equity incentive awards is described under “Short-Term Equity Incentives” and “Long-Term Equity Incentives” above.

Chief Executive Officer

James M. Lindstrom has served as the Company’s President and Chief Executive Officer since October 3, 2011, prior to which he served as the Company’s Interim President and Chief Executive Officer since June 30, 2011. As Interim President and Chief Executive Officer, Mr. Lindstrom’s base salary was $25,000 per month, and upon assuming the position of President and Chief Executive Officer on a permanent basis, his base annualized salary was adjusted to $390,000 (a reduction of $220,000 from that of his immediate predecessor), due to the overall economic environment and the Company’s specific financial condition. Upon assuming the position of Interim President and Chief Executive Officer, he also received the first of the 2011 New Hire Grants and upon assuming the position of President and Chief Executive Officer on a permanent basis, he received the second of the 2011 New Hire Grants. Mr. Lindstrom also received an annual incentive award for fiscal year 2012 of $390,000 and received, in connection with achievement of certain of the Company’s financial targets, a grant of 50,000 PSUs under the 2006 Equity Incentive Plan which vested on December 6, 2012, as further described under “Additional Short-Term Incentives” above.

Chief Financial Officer

Robert W. Lewey has served as the Company’s Senior Vice President and Chief Financial Officer since January 20, 2012. During fiscal year 2012 his annual base salary was $290,000. Mr. Lewey received an annual incentive award for fiscal year 2012 of $145,000 and received, in connection with achievement of certain of the Company’s financial targets, a grant of 25,000 PSUs which vested on December 6, 2012, as further described under “Additional Short-Term Incentives” above.

Former Senior Vice President, General Counsel and Corporate Secretary

William L. Fiedler served as the Company’s Senior Vice President, General Counsel and Corporate Secretary from March 2009 until August 31, 2012. His annualized base salary for fiscal year 2012 was $300,000. He did not receive a salary increase for calendar year 2012. Upon his termination of employment Mr. Fiedler received payments pursuant to the terms of the Severance Plan, described below, including an award under the Annual Incentive Plan of $68,750. For additional information, please see “Severance and Employment Agreements” below.

Former Chief Financial Officer

Terry L. Freeman served as the Company’s Senior Vice President and Chief Financial Officer from March 2010 until January 20, 2012. During fiscal year 2012, Mr. Freeman’s base annual salary was $350,000. He did not receive a salary increase for calendar year 2012. Upon his termination of employment, Mr. Freeman received payments pursuant to the terms of his employment agreement, described below, including an award under the Annual Incentive Plan of $26,847. For additional information, please see “Severance and Employment Agreements” below.

Former Senior Vice President, General Counsel and Corporate Secretary

Heather M. Sahrbeck served as the Company’s Senior Vice President, General Counsel and Corporate Secretary on an interim basis from September 1, 2012 until November 1, 2012. Her annualized base salary for fiscal year 2012 was $180,000. Subsequent to her termination of employment, Ms. Sahrbeck received an annual cash incentive award of $37,500, as described under “Annual Cash Incentive Awards” above.

401(k) and Deferred Compensation Plan

The Company provides all employees the opportunity to participate in a 401(k) plan. Under the Integrated Electrical Services, Inc. Retirement Savings Plan (the “401(k) Plan”), the Company has historically matched 50% of the first 5% that an employee contributes to the 401(k) Plan on a pre-tax basis. However, in order for the

401(k) Plan to comply with nondiscrimination requirements of Section 401(k) of the Internal Revenue Code, beginning in 2008, highly compensated employees (“HCEs”) became subject to a maximum contribution limit of 4% of their base annual earnings. On February 15, 2009 the Company suspended the employer matching contribution to the 401(k) Plan as part of its cost cutting initiatives.

In order to further assist NEOs and certain other HCEs in saving for retirement, the Company also provides an elective Deferred Compensation Plan. The Deferred Compensation Plan allows participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%).

In October 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 for selected employees, which includes the NEOs. Each participant who elects to make deferrals of eligible compensation to the Deferred Compensation Plan was eligible to receive a matching contribution equal to 25% of the first 10% of a participant’s annual base salary deferrals into the Deferred Compensation Plan. Effective February 15, 2009, the Company instituted a suspension of the employer matching contribution to the IES Deferred Compensation Plan as part of its cost cutting initiatives.

Details about NEO participation in the Deferred Compensation Plan and accumulated balances are presented under “Nonqualified Deferred Compensation” below. The NEOs’ accumulated balances disclosed under “Nonqualified Deferred Compensation” represent voluntary deferrals of earned compensation, not matching contributions by the Company.

Other Benefits

Some NEOs, along with certain other executives, are provided with a limited number of perquisites and additional benefits that are part of the Company’s broad-based total compensation program. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

During fiscal year 2012, the Company provided some or all of the following perquisites to the NEOs, all of which are quantified in the “Summary Compensation Table” and “All Other Compensation” table below.

•	Monthly auto allowance of $1,500, subject to normal payroll taxes, was provided to Messrs. Freeman and Fiedler. This benefit is not part of Mr. Lindstrom’s, Mr. Lewey’s or Ms. Sahrbeck’s compensation.

•	Executive physical examination. The Company believes it benefits from this perquisite by encouraging its executive officers to protect their health.

•

Company match under the Company’s non-qualified Deferred Compensation Plan. The Deferred Compensation Plan provides a 25 percent match on the first 10 percent of a participant’s annual base salary deferrals, which vests following three years of service with the Company. As noted above, the Company instituted a suspension of the Company’s matching contribution to the Deferred Compensation Plan on February 15, 2009. No matching contribution was made to executives for fiscal year 2012.

The Committee annually reviews the perquisites and additional benefits provided to executive officers as part of their overall review of executive compensation. The Committee has determined the perquisites to be within the appropriate range of competitive compensation practices. Details about the NEOs’ perquisites, including the fiscal year 2012 cost to the Company, are shown in the “All Other Compensation” column of the “Summary Compensation Table” and in the accompanying narrative.

Executive Stock Ownership Guidelines

In October 2007, the Board of Directors, upon the Committee’s recommendation, adopted Stock Ownership Guidelines (the “Guidelines”) for NEOs to ensure that they have a meaningful economic stake in the Company. The Guidelines are designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management stock ownership at levels significant enough to assure our stockholders of management’s commitment to value creation.

The Committee will annually review each executive’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The Guidelines currently recommend that the following executives have direct ownership of our Common Stock in at least the following amounts:

Officer Position	Multiple of Salary
Chief Executive Officer	3X
All Other NEOs	2X

The Guidelines encourage each executive to comply with the Guidelines no later than five years after either the October 8, 2007 Board approval of the Guidelines or the date the executive is appointed to a position subject to the Guidelines, whichever is later. Common Stock ownership by the NEOs has not reached the levels recommended in the Guidelines.

For purposes of the Guidelines, stock ownership includes Common Stock beneficially owned (including Common Stock owned by immediate family members) and deferred stock not yet delivered. Performance share grants are not counted for purposes of the Guidelines.

TAX CONSIDERATIONS

Deductibility Cap on Executive Compensation

Under the U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. The Committee considers tax implications to the Company as one of many factors in its compensation decisions and attempts to structure compensation and awards to preserve tax deductibility. The Committee may choose, however, to provide compensation that may not be deductible if it believes such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Golden Parachute Taxes

Under certain circumstances, payments received by our executive officers as a result of a change in control may be subject to excise taxes and may not be fully deductible. The Committee considered the possible effects of these taxes in developing the Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below.

Section 409A

During fiscal year 2012, the Committee continued to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to insure their full compliance with the Act prior to December 31, 2008, the expiration of the transition period. The Company believes all of its benefit plans substantially conform to the requirements of Section 409A.

PAYMENTS UPON A CHANGE IN CONTROL

For information concerning payments upon the termination of the NEOs, including upon certain triggering events, please see “Severance and Employment Agreements” below.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Committee believes that the executive compensation and policies provide the necessary incentives to properly align executive performance and the interests of the stockholders.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Human Resources and Compensation Committee

Joseph L. Dowling III, Chairman

David B. Gendell

Donald L. Luke

The following table displays the total compensation earned by the NEOs in fiscal years 2010, 2011 and 2012.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
James M. Lindstrom(3)	2012	422,500	—	143,500	—	390,000	29,383	985,383
President & Chief	2011	75,000	—	321,000	—	—	19,241	415,241
Executive Officer

Robert W. Lewey(4)	2012	277,500	—	71,750	—	145,000	—	494,250

William L. Fiedler(5)	2012	292,307	—	—	—	68,750	374,255	751,812
Senior Vice President &	2011	275,208	—	34,900	—	—	18,000	328,108
General Counsel	2010	265,000	38,552	49,842	—	—	28,469	381,863

Terry L. Freeman(6)	2012	108,814	—	—	—	26,847	428,255	569,916
Former Senior Vice President & Chief Financial Officer	2011	350,000	—	41,880	—	—	18,000	409,880
	2010	178,650	50,000	157,482	—	—	9,188	395,320

Heather M. Sahrbeck	2012	75,000	—	—	—	37,500	—	112,500
Former Senior Vice President and General Counsel

(1)	This column represents the aggregate grant date fair value of awards of restricted Common Stock granted during the applicable fiscal years, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2012 included in our Annual Report on Form 10-K filed with the SEC on December 14, 2012.

(2)	All “Other Compensation” for fiscal year 2012 is detailed in “All Other Compensation” Table below.

(3)	On October 3, 2011, Mr. Lindstrom received a stock award of 100,000 shares of restricted Common Stock, which vest in thirds on October 3, 2012, October 3, 2013 and October 3, 2014. (grant date fair value of $200,000). On August 9, 2012, Mr. Lindstrom received a phantom stock award of 50,000 shares of restricted Common Stock, which vest on December 6, 2012. (grant date fair value of $143,500).

(4)	On August 9, 2012, Mr. Lewey received a phantom stock award of 25,000 shares of restricted Common Stock, which vest on December 6, 2012. (grant date fair value of $71,750).

(5)	Includes severance payments made to Mr. Fiedler in connection with the termination of his employment with the Company on August 31, 2012. For additional information, please see “Severance and Employment Agreements” below.

(6)	Includes severance payments made to Mr. Freeman in connection with the termination of his employment with the Company on August 31, 2012. For additional information, please see “Severance and Employment Agreements” below.

ALL OTHER COMPENSATION

The table below details the compensation information found in the Summary Compensation Table under the “All Other Compensation” column.

Name and Principal Position	Auto Allowance ($)	Commuting Expenses ($)		Executive Wellness Physical ($)	401(K) Company Match ($)	Deferred Compensation Company Match ($)	Other ($)		Total ($)
James M. Lindstrom	—	29,383	(1)	—	—	—	—		29,383
Robert W. Lewey
William L. Fiedler	16,500	—		—	—	—	374,255	(2)	390,755
Terry L. Freeman	6,000	—		—	—	—	428,255	(2)	434,255
Heather M. Sahrbeck	—	—		—	—	—	—		—

(1)	Reflects the cost of air and ground transportation incurred in connection with commuting to and from the Company’s headquarters, together with related hotel expenses, prior to the leasing of office space in Greenwich, Connecticut.

(2)	Reflects the amounts due to Mr. Fiedler upon his termination on August 31, 2012 under the terms of the Executive Officer Severance Benefit Plan and to Mr. Freeman upon his termination on January 20, 2012 as severance under the terms of his employment agreement.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2012

The following table sets forth specific information with respect to each equity grant made to an NEO under a Company plan in fiscal year 2012.

Name				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)
James M. Lindstrom	8/9/2012	(1)	8/9/2012	—	—	—	50,000	—	—	143,500
Robert W. Lewey	8/9/2012	(2)	8/9/2012				25,000			71,750
William L. Fiedler	—		—	—	—	—	—	—	—	—
Terry L. Freeman	—		—	—	—	—	—	—	—	—
Heather M. Sahrbeck	—		—	—	—	—	—	—	—	—

(1)	Closing Share Price on 8/9/12 was $2.87

(2)	Closing Share Price on 8/9/12 was $2.87

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth specific information with respect to unexercised options, unvested Common Stock and equity incentive plan awards outstanding as of September 30, 2012 for each NEO.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(1)
Name	Exercisable	Unexercisable
James M. Lindstrom	—	—	—	—	216,666	985,830
Robert W. Lewey	3,334	6,666	3.24	7/20/21	33,832	153,936
William L .Fiedler	—	—	—	—	—	—
Terry L. Freeman	—	—	—	—	—	—
Heather M. Sahrbeck	—	—	—	—	—	—

(1)	Closing Share Price on September 28, 2012 was $4.55

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

The following table sets forth, on an aggregate basis, specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted Common Stock units and similar instruments, for each NEO during fiscal year 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. Lindstrom(1)	33,334	66,668
Robert W. Lewey(2)	10,500	37,417
Terry L. Freeman(3)	17,313	46,226
William L. Fiedler(4)	19,165	52,578
Heather M. Sahrbeck	—	—

(1)	On December 16, 2011, Mr. Lindstrom vested 33,334 shares of restricted Common Stock ($2.00 per share).

(2)	On December 16, 2011, Mr. Lewey vested 2,166 shares of restricted Common Stock ($2.00 per share). On July 20, 2012, Mr. Lewey vested 3,334 shares of restricted Common Stock ($3.10 per share). On September 28, 2012, Mr. Lewey vested 5,000 shares of restricted Common Stock ($4.55 per share).

(3)	Upon his termination on January 20, 2012, Mr. Freeman vested 17,313 shares of restricted Common Stock ($2.67 per share).

(4)	On December 16, 2011, Mr. Fiedler vested 3,334 shares of restricted Common Stock ($2.00 per share). Upon his termination on August 31, 2012, Mr. Fiedler vested 15,831 shares of restricted Common Stock ($2.90 per share).

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James M. Lindstrom	—	—	—	—	—
Robert W. Lewey
William L. Fiedler	—	—	—	—	—
Terry L. Freeman	—	—	—	—	—
Heather M. Sahrbeck	—	—	—	—	—

In order to further assist NEOs and certain other executives in saving for retirement, the Company also provides an elective Deferred Compensation Plan. The Deferred Compensation Plan allows participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%).

The Plan allows for distributions to commence after retirement or after a specific future year, even if the specific future year is later or earlier than the retirement date. Distributions may be paid either in a lump sum or in equal annual installments up to 10 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections. Investment options mirror the 401(k) Plan. Investment choices are self-directed and may be changed at any time by the participant.

On October 9, 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 to selected employees, including NEOs. Each participant who elects to make deferrals of eligible compensation to the Elective Deferral Plan will receive a matching contribution equal to 25% of the first 10% of the participant’s base salary deferrals into the Deferred Compensation Plan. Effective February 15, 2009, the Company instituted a suspension of the matching contributions as part of its cost cutting initiatives.

SEVERANCE AND EMPLOYMENT AGREEMENTS

Introduction

While the Company historically entered into employment agreements with its executive officers, including the NEOs, on January 23, 2012, the Committee adopted an Executive Officer Severance Benefit Plan (the “Severance Plan”) to rationalize all NEO employment arrangements by requesting that all NEOs relinquish their rights pursuant to existing employment agreements. All NEOs were subject to the Severance Plan other than Mr. Freeman, whose employment terminated prior to enactment of the Severance Plan and who was subject to the terms of his employment agreement, as further described below. The Committee annually reviews the Severance Plan to determine its continuing need as well as the amount and nature of compensation potentially payable in the event a change in control or in the event that other provisions are triggered.

When executive positions become available, we may search for potential replacements not only within the Company but also in the marketplace, with the assistance of placement firms. Since prospective candidates from outside the Company are often already employed, they must be recruited and the total compensation offered must satisfy the need to incentivize and reward the individual. Additionally, we find that, in light of variable economic conditions, prospective executives are often also looking for an element of security, which will ensure a source of income in the event that their employment is terminated without Cause (as defined in the Severance Plan).

The risk of unemployment is heightened in the event of a Change of Control (as defined in the Severance Plan) of the Company, since the limited number of executive positions often results in terminations due to non-cost effective duplication. Thus, in order for the Company to recruit the best possible executives, the Severance Plan provides for the mutual benefit of the Company and the executive. Income, under the Severance Plan, is comprised of the same elements of compensation as the Company’s ongoing compensation program discussed above, which includes base salary, annual cash incentives, equity incentives, benefits and, in certain circumstances, perks such as car allowances. The only employment agreement that we have entered into with any of our NEOs is described in more detail below.

The Severance Plan also includes a “clawback” provision which permits the Company, in the event the Dodd-Frank Wall Street Reform and Consumer Protection Act requires an executive to repay the Company “erroneously awarded” amounts of incentive compensation, to recoup such amount by reducing the severance pay or benefit otherwise due the executive under the Severance Plan.

The following information provides more detail concerning the specific terms and conditions of the Severance Plan and Mr. Freeman’s employment agreement and describes the approximate value of the payments that may result if the executives were to terminate employment. The actual amounts to be paid can only be determined at the time of an executive’s separation from the Company. Thus, as disclosed herein, the amounts of compensation payable assume that such terminations were effective as of September 30, 2012 and include amounts earned through such time. However, in the case of Mr. Fielder, the amount of compensation payable is provided as of August 31, 2012, the effective date of his termination. Information with respect to Mr. Freeman is provided in a separate table which follows.

Name	Termination Without Cause or For Good Reason After Change in Control ($)(1)	Termination Without Cause or For Good Reason Prior to Change in Control ($)	Death or Disability ($)
James M. Lindstrom, President and Chief Executive Officer
Bonus for year of Separation(2)	390,000	-0-	-0-
Cash Severance(3)	780,000	390,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	985,830	366,534	985,830
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	15,875	15,875	15,875

Total	2,191,705	805,044	1,001,705
Robert W. Lewey, Senior Vice President and Chief Financial Officer
Bonus for year of Separation(2)	145,000	-0-	-0-
Cash Severance(3)	580,000	290,000	-0-
Unvested and Accelerated Stock Options	8,732	861	-0-
Unvested and Accelerated Restricted Stock(4)	153,936	68,058	153,936
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	15,223	15,223	15,223

Total	922,891	170,020	169,159
William L. Fielder, Former Senior Vice President, General Counsel and Secretary
Bonus for year of Separation(2)	150,000	-0-	-0-
Cash Severance(3)	600,000	300,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	30,330	10,110	30,330
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	14,121	14,121	14,121

Total	814,451	344,231	44,451
Heather Sahrbeck, Former Senior Vice President, General Counsel and Secretary
Bonus for year of Separation(2)	150,000	-0-	-0-
Cash Severance(3)	360,000	180,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	-0-	-0-	-0-
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	-0-	-0-	-0-

Total	530,000	200,000	0

(1)	Termination by the Company without Cause or by the covered executive for Good Reason on or within 12 months following a Change in Control event.

(2)

Prior to a Change in Control, the amount of any annual bonus is as determined by the Compensation Committee and payable at the same time that annual bonuses for such fiscal year is paid to other similar executives of the Company. On or after a Change in Control, a lump sum payment equal to two (2) times the greater of the most recent (i) annual bonus paid to the covered executive or (ii) covered executive’s annual bonus opportunity, payable on the sixtieth (60th) day following termination. The annual bonus opportunities for Messrs. Lindstrom, Lewey, Fiedler and Sahrbeck are calculated in accordance with the 2012 Plan.

(3)	Prior to a Change in Control, continued payment of base salary then in effect for 12 months immediately following the date of termination. On or after a Change in Control, continued payment of base salary then in effect for 24 months immediately following the date of termination.

(4)	Reflects the value of unvested shares of restricted Common Stock held on September 30, 2012 that experience accelerated vesting due to termination of employment.

(5)	Reflects the approximate cost of outplacement services for 12 months following termination, not to exceed $20,000. Mr. Fiedler and the Company agreed that in lieu of outplacement services, he would be paid $20,000 in consideration for providing consulting services to the Company pursuant to a Consulting Agreement entered into with the Company on August 31, 2012.

(6)	Reflects the approximate cost to provide health care continuation benefits to the covered executive and his eligible dependents under COBRA for the lesser of (i) for 12 months following termination or (ii) until the covered executive’s COBRA coverage terminates.

Terry L. Freeman

On January 20, 2012, Mr. Freeman’s employment with the Company terminated. As such, Mr. Freeman was not subject to the Severance Plan, and the payments made to Mr. Freeman upon termination were governed by his employment agreement with the Company.

On March 29, 2010 (the “Effective Date”), the Company entered into an employment agreement with Mr. Freeman. The agreement had no definitive term and was terminable at any time and for any reason, at the option of either Mr. Freeman or the Company, upon written notice to the other party. Pursuant to the terms of the agreement Mr. Freeman served as a Senior Vice President and Chief Financial Officer of the Company.

The agreement provides for (i) an annual base salary of $350,000 (which could be increased in the sole discretion of the Committee), (ii) an annual bonus with a target opportunity of 75% of annual base salary (the “Annual Bonus Opportunity”) for fiscal year 2010, prorated, and thereafter as determined by the Committee and (iii) a signing bonus of $50,000. Mr. Freeman was also eligible to participate in the Company LTIP.

If Mr. Freeman terminated his employment for Good Reason (as defined below) or if his employment was terminated by the Company without Cause (as defined below) he was entitled to receive: (i) continued payment of base salary then in effect for 12 months immediately following the date of termination, (ii) any unpaid annual bonus that has been “earned” for the immediately preceding fiscal year plus the current year annual bonus, prorated based upon the percentage of the fiscal year that shall have elapsed through the date of termination to the extent performance objectives have been met, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services (reasonable in amount but not to exceed $20,000) for 12 months immediately following the date of such termination or until Mr. Freeman obtained comparable employment, whichever is shorter, and (iv) a prorated amount of unvested equity awards under all equity plans for awards granted prior to September 24, 2010. The vesting proration period was to be calculated as the percentage of the vesting period for each unvested equity award in which he was actively employed.

Effective September 24, 2010, the Company and Mr. Freeman entered into the first amendment to his employment agreement. The amendment changed the amount of awards that vest upon termination of employment for Good Reason or by the Company without Cause to result in (i) a prorated amount of his then outstanding cash incentive awards and equity based awards granted after September 24, 2010, other than an annual bonus or a cash incentive award or an equity based award the payment of which is dependent upon the achievement of performance objectives during a performance period that has not ended, and (ii) a prorated portion of each performance award then outstanding, if any, which shall vest at the end of the performance period applicable to such award, but only if and to the extent the performance objectives have been achieved. In addition, in the event the Dodd-Frank Wall Street Reform and Consumer Protection Act required Mr. Freeman to repay the Company “erroneously awarded” amounts of incentive compensation, he agreed to repay such amounts promptly.

Mr. Freeman was subject to non-compete and non-solicit restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company for Cause or if he resigns without Good Reason) following the termination of his employment. Mr. Freeman was also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

When Mr. Freeman’s employment with the Company terminated on January 20, 2012, he became entitled to the payments and benefits outlined in the table below.

Name	Termination Without Cause or For Good Reason Prior to Change in Control ($)
Terry L. Freeman, Senior Vice President and Chief Financial Officer
Bonus for year of Separation(1)	26,847
Cash Severance	350,000
Unvested and Accelerated Stock Options(1)	-0-
Unvested and Accelerated Restricted Stock(2)	46,226
Tax Reimbursement	-0-
Auto Allowance	18,000
Executive Outplacement Assistance(3)	20,000
Health Care Benefits(4)	10,815

Total	471,888

(1)	Mr. Freeman, pursuant to his employment agreement with the Company, was entitled to receive a prorated portion of his annual performance based awards at the time any such awards were granted to the other NEOs. The Committee determined that Mr. Freeman’s eligibility for a performance-based award would be based on the 2012 Plan eligibility available to Mr. Lewey, the current CFO.

(2)	Mr. Freeman had no stock options.

(3)	Reflects the value of 17,313 shares of restricted Common Stock that vested upon his termination without cause. The closing price of the Common Stock on January 20, 2012 was $2.67 per share.

(4)	Mr. Freeman and the Company agreed that in lieu of outplacement services, he would be paid $20,000 in consideration for providing consulting services to the Company pursuant to a Consulting Agreement entered into with the Company on January 20, 2012.

(5)	Reflects cost to provide health care continuation benefits to executive under COBRA for 12 months following termination.

DEFINITIONS

The following definitions are used in the Severance Plan and Mr. Freeman’s amended employment agreement described above.

“Cause” means (i) the executive’s gross negligence in the performance or intentional nonperformance of any of the executive’s material duties and responsibilities to the Company or a participating affiliate; (ii) the executive’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or a participating affiliate; (iii) the executive’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the executive’s confirmed drug or alcohol abuse that materially affects the executive’s service or violates the Company’s or a participating affiliate’s drug or alcohol abuse policy; (v) the executive’s violation of a material Company or a participating affiliate’s personnel or similar policy, such policy having been made available to the executive by the Company or a participating affiliate; or (vi) the executive’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by the executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied

“Cause” in the agreement entered into with Mr. Freeman is defined in similar terms except it also includes the executive’s willful and material breach of the employment agreement if not cured within ten days after receipt of a notice, and it includes a cure period for any act in clause (i) above.

“Good Reason” in Mr. Freeman’s agreement is essentially defined as:

•	Any material reduction in his position, authority or Base Salary,

•	Any relocation of the Company’s corporate office that is more than 50 miles from his primary location of work, or

•	The Company’s breach of a material term of the agreement.

All of the above are valid reasons only if the Company fails to cure such event within 30 days after receipt from him of written notice of the event which constitutes Good Reason and he must give the Company written notice of the event by the 60th day following its occurrence.

A “Change in Control” is defined in the agreements as follows:

•

Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Tontine Capital Partners L.P. and its affiliates, the Company or any subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, at least 50% of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, or

•

Current directors shall cease for any reason to constitute at least a majority of the members of the Board (Current Directors means, as of the date of determination, any person who (i) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (ii) was nominated for election or was elected by the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election) or at any meeting of stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

•	The consummation of a sale, lease, exchange or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company.

•

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

DIRECTOR COMPENSATION

Directors who are employees of the Company or any of its subsidiaries, do not receive a retainer or fees for service on the Board or any committees. Each non-employee director receives a $40,000 annual retainer, paid after the annual stockholder meeting. The Chairman of the Human Resources and Compensation Committee and the Chairman of the Nominating/Governance Committee each receive an additional annual retainer of $10,000 and the Chairman of the Audit Committee receives an additional annual retainer of $25,000. Each of these retainers is also paid quarterly. In addition, each director receives an annual retainer of $5,000 for each Committee on which the director serves other than as Chairman. Effective in the third fiscal quarter of fiscal year 2012, the directors elected to receive 50% of their retainers in shares of the Company’s Common Stock and 50% in cash.

Each year, in addition to the annual retainers described above, upon their election or re-election to the Board at an annual stockholders’ meeting, each director will receive a grant of Phantom Stock Units (“Units”) pursuant to the Plan. The number of Units granted to each director is determined by dividing $25,000 by the closing price of the Company’s Common Stock on the last trading day immediately preceding the annual stockholder meeting. The Units will convert to Common Stock on the date the director leaves the Board, for any reason. Each director will receive a grant for his or her subsequent periods of service on the Board, provided that he or she is re-elected at subsequent annual stockholder meetings. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and for their reasonable expenses related to the performance of their duties as directors. The following table reflects the amounts paid to each individual non-employee director who served on the Board in fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Charles H. Beynon	40,625	49,375	-0-	-0-	-0-	90,000
Joseph L. Dowling III	27,500	38,750	-0-	-0-	-0-	66,250
David B. Gendell	25,000	37,500	-0-	-0-	-0-	62,500
Donald L. Luke	41,250	38,750	-0-	-0-	-0-	80,000
John E. Welsh III	37,500	37,500	-0-	-0-	-0-	75,000

(1)	Represents cash fees earned during the fiscal year ended September 30, 2012.

(2)	Represents the aggregate grant date fair value of awards of Phantom Stock Units earned during the fiscal year ended September 30, 2012, computed in accordance with FASB ASC Topic 718. Each Phantom Stock Unit converts into one share of Company Stock when the respective director leaves the Board for any reason. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2012 included in our Annual Report on Form 10-K filed with the SEC on December 14, 2012.

(3)	As of September 30, 2012, and including post-fiscal-year-end grants made in respect of fees earned in fiscal year 2012, each non-employee director held the following aggregate number of Phantom Stock Units: Mr. Beynon —22,093; Mr. Welsh — 20,997; Mr. Dowling — 10,396; Mr. Gendell — 10,031; Mr. Luke —31,362.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2012, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

During fiscal year 2012, no member of the Human Resources and Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company, other than Mr. Gendell, who is an employee of Tontine Associates, LLC, a majority shareholder and lender of the Company, as described further under “Certain Relationships and Related Party Transactions” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than 10 percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2012, the Company believes that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during fiscal year 2012 other than one late Form 4 filed by Mr. Luke.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2013, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2012.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2013.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the next annual meeting of stockholders and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company on or before August 30, 2013. Such proposal also must meet the requirements of the rules of the SEC relating to stockholder proposals.

The Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the next annual meeting must be received by the Secretary of the Company not later than 80 days prior to the next annual meeting (or, if less than 90 days’ notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

Stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on January 7, 2013.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the bylaws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or annual report is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830 or an oral request by calling the Corporate Secretary at (713) 860-1500.

INTEGRATED ELECTRICAL SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF INTEGRATED ELECTRICAL SERVICES, INC.

The undersigned hereby appoints James M. Lindstrom and Gail D. Makode, and each of them individually, as proxies with full power of substitution, to vote all shares of the Common Stock of Integrated Electrical Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on February 5, 2013, at 10:00 a.m. Eastern Standard Time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Greenwich, CT 06870 or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote on a particular proposal shall be deemed to grant authority to vote “FOR” such proposal.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRATED ELECTRICAL SERVICES, INC.

February 5, 2013

Important Notice Regarding Internet Availability of Proxy Materials for

the Annual Meeting to be Held on February 5, 2013.

The Proxy Statement and Annual Report on Form 10-K are Available at http://annualmeeting.ies-corporate.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided. i

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: TO HOLD OFFICE UNTIL THE 2014 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.				2. APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY.	☐	☐	☐
NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	™ CHARLES H. BEYNON ™ JOSEPH L. DOWLING III ™ DAVID B. GENDELL ™ JAMES M. LINDSTROM ™ DONALD L. LUKE

      ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), AND “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

      YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE HEREON.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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